Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS RELEASE

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7004

SUNLINK HEALTH SYSTEMS REACHES AGREEMENT FOR SALE OF TRACE REGIONAL MEDICAL CENTER

Atlanta, GA (November 13, 2023) – – SunLink Health Systems, Inc. (NYSE: American: SSY) today announced that its subsidiary, Crown Healthcare Investments, LLC, has signed an agreement with Progressive Health Group, LLC (“Buyer”) for the sale of the subsidiary that owns and operates Trace Regional Medical Center, which includes a hospital, skilled nursing facility and three (3) patient clinics in Chickasaw County, MS, for approximately $8,000,000. The sale is subject to, among other things, the Buyer’s satisfactory completion of its due diligence investigation and a number of customary closing conditions. The company expects to recognize a pre-tax gain of approximately $1,700,000 on the transaction, which is scheduled to close on December 15, 2023. The transaction will therefore be reported in SunLink Health Systems, Inc.’s second fiscal quarter. The proceeds of the sale of approximately $7,500,000, after payment of closing costs, will be used for general corporate purposes.

As a result of the Company’s agreement on November 10, 2023 to sell Trace Regional Medical Center, SunLink Health Systems, Inc. will delay its filing with the U. S. Securities and Exchange Commission (“SEC”) of its quarterly report on Form 10-Q for the period ended September 30, 2023, which is due by November 14, 2023. Because of the sale date, the Company needs additional time to prepare its financial statements for the quarterly period ended September 30, 2023. A Form 12b-25 will be filed with the SEC which allows for an automatic extension of five calendar days to file the Form 10-Q and have it be considered a timely filing. SunLink Health Systems, Inc. intends to file its Form 10-Q report of the quarterly period ended September 30, 2023 by the end of the five calendar day extension period.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare properties and businesses in the Southeast. Each of the Company’s businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals. For additional information on SunLink Health Systems, Inc., please visit the Company’s website.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties, and other factors, which could cause actual results, performance, and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2023 and other filings with the Securities and Exchange commission which can be located at www.sec.gov.